Monarch Casino & Resort's Fourth Quarter Net Revenues Rise 8.0% to $55.6 Million, Net Income Increases 26.3% to $6.5 Million and Adjusted EBITDA Grows 17.8% to $14.6 Million -- Full Year 2016 Net Revenues Increase 7.3%, Driving 19.0% Rise in Net Income and 11.4% Growth In Adjusted EBITDA

RENO, NV -- (Marketwired - February 22, 2017) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the fourth quarter and full year ended December 31, 2016, as summarized below:

($ in thousands, except    Three Months Ended         Twelve Months Ended
 per share data and           December 31,               December 31,
 percentages)
                       -------------------------- --------------------------
                         2016     2015   Increase   2016     2015   Increase
                       -------- -------- -------- -------- -------- --------
  Net revenue          $ 55,596 $ 51,485     8.0% $217,032 $202,245     7.3%

  Adjusted EBITDA (1)    14,600   12,398    17.8%   55,741   50,041    11.4%

  Net income           $  6,470 $  5,123    26.3% $ 24,574 $ 20,659    19.0%
                       ======== ======== ======== ======== ======== ========

  Basic EPS            $   0.37 $   0.30    23.3% $   1.42 $   1.22    16.4%
  Diluted EPS          $   0.36 $   0.29    24.1% $   1.39 $   1.19    16.8%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: "I am very pleased with our record fourth quarter financial results, which marks the conclusion of another active and successful year of organic growth for the Company. Strong fourth quarter results in Reno and Black Hawk led to an 8% increase in quarterly net revenue, driving a 17.8% rise in fourth quarter adjusted EBITDA. Through the determined and dedicated work of our operating teams, we are consistently elevating our guest service and amenities while growing market share. At the same time, we continue to focus on operational efficiency, which resulted in higher margins on revenue and contributed to our ninth consecutive quarter of double digit net income growth.

"The expansion and diversification of the Reno economy is lifting the market's gaming revenue and combined with our operating initiatives, resulted in another quarter of market share and revenue growth at Atlantis. The implementation of operational initiatives at Atlantis; an increased use of analytics to enhance the facility's attractiveness to guests and improve our operating efficiencies; and Monarch's 2016 capital investments in the Atlantis property, which included the addition of convenient surface parking as well as the complete redesign and upgrade of Toucan Charlie's Buffet, all contributed to our financial success at Atlantis.

"We also are pleased with Monarch Casino Black Hawk's 2016 operating performance, as we grow revenue, profit and market share, despite the ongoing construction at the property and increased competition in the market. We recently opened the property's new parking structure and safely demolished the original garage. We also implemented a shuttle service between the new parking structure and the casino to mitigate the impact from ongoing construction, which is being well received by guests. Our ability to drive revenue and adjusted EBITDA growth during the fourth quarter while undertaking these significant construction projects reflects the quality of the upgrades and other improvements we have made since acquiring it in 2012 and demonstrates the value that the Black Hawk property brings to the Monarch portfolio.

"We started 2017 by breaking ground on the hotel tower and casino expansion, which represents the final phase of Monarch Casino Black Hawk's transformation into an integrated, amenity rich, casino resort spa. At the heart of this transformation is our company-wide focus on the guest-friendly professional service that comprises the core of every Monarch owned and managed property. The entire Monarch family is energized and excited by the Company's near and long-term prospects and we look to another year of growth in 2017."

Summary of 2016 Fourth Quarter Operating Results
For the 2016 fourth quarter, consolidated net revenue of $55.6 million grew 8.0% year over year, reflecting strong performance at both Atlantis and Monarch Casino Black Hawk. Revenue from the Company's casino operations rose 9.6% year over year and food and beverage revenue increased 6.7%, offsetting a 1.5% decline in hotel revenue. Consolidated promotional allowance increased $0.6 million, or 5.6%. As a percentage of gross revenues, promotional allowances decreased to 17.7% from 18.0% in the prior year fourth quarter.

The Company generated consolidated Adjusted EBITDA of $14.6 million in the fourth quarter of 2016, an increase of $2.2 million, or 17.8%, over the same period a year ago.

Casino operating expense as a percentage of casino revenue decreased to 39.5% for the fourth quarter of 2016 compared to 41.8% in the fourth quarter of 2015 due to increased casino revenues combined with operating cost efficiencies. Food and beverage operating expense as a percentage of food and beverage revenue increased to 40.1% during the fourth quarter of 2016 from 39.0% a year ago primarily driven by higher labor cost. Hotel operating expense as a percentage of hotel revenue decreased to 33.6% for the fourth quarter of 2016 compared to 35.4% for the same period in the prior year primarily as a result of lower equipment and miscellaneous replacement expense.

Selling, general and administrative ("SG&A") expenses for the 2016 fourth quarter were $15.6 million compared to $14.5 million in the prior year period; SG&A slightly improved as a percentage of net revenue at 28.1% compared to 28.2% a year ago.

Monarch Black Hawk Expansion
Summarized below is an update on the Company's ongoing upgrade and expansion of Monarch Casino Black Hawk, including the expected costs and completion dates for the project as well as the amounts spent through December 31, 2016:

                             -----------------------------------------------
$ in millions                            Total Spent
                                           Through                Estimated
                                           December    Left to    Completion
                                 Cost      31, 2016     Spend        Date
                             ----------- ----------- ----------- -----------
I. Existing Facility
  Monarch Casino Black Hawk
   (1)                           $76         $76          -       Completed
                                                                   Interior
  Existing Facility Upgrade                                       completed;
   (2)(3)                     $34 - $36      $19      $15 - $17    Exterior
                                                                  2017-2018
                             ----------- ----------- -----------
    Total Existing Facility  $110 - $112     $95      $15 - $17
                             ----------- ----------- -----------

II. Expansion
    Acquired Land Parcels        $10         $10          -       Completed
  Parking Structure           $38 - $41      $40       $0 - $1    Completed
  Hotel Tower & Casino (3)   $229 - $234      $1     $228 - $233     2Q19
  Other (4)                    $8 - $10       $9       $0 - $1       2Q19
                             ----------- ----------- -----------
    Total Expansion          $285 - $295     $60     $228 - $235
                             ----------- ----------- -----------
    Total Cost               $395 - $407     $155    $243 - $252
                             =========== =========== ===========

(1) The Company paid $76.0 million cash, or $69.2 million net of acquired working capital and NOLs, when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino).
(2) Includes upgrades to interior, which were completed in August 2015, demolition of the original garage, and upgrades to exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the Amended Credit Facility.
(4) The Company will fund the amount left to spend from operating cash flow.

The Company continues to make progress with its Monarch Casino Black Hawk expansion project. In mid-November 2016, the Company completed and opened the new parking structure and, in late December, began the demolition and removal of the original parking structure with a successful controlled implosion of the structure. On February 8, 2017, Monarch broke ground on the hotel tower and casino expansion, which the Company expects to open in phases, beginning with the casino expansion and additional restaurants, followed by floors of the hotel tower as they are finished. The targeted completion date of the entire project remains the second quarter of 2019.

Credit Facility
During the 2016 fourth quarter, the Company made net principal payments of $3.7 million, which reduced the amount outstanding on its credit facility to $26.2 million as of December 31, 2016. Capital expenditures of $5.1 million in the fourth quarter of 2016 represent costs related to the Monarch Casino Black Hawk master development plan and ongoing maintenance spending in Reno and Black Hawk. Capital expenditures in the fourth quarter were funded from the Company's operating cash flows.

Interest expense for the 2016 fourth quarter increased to $341 thousand from $142 thousand in the same quarter of 2015 primarily due to higher bank commitment fees related to the Amended Credit Facility and increased amortization of deferred loan costs.

2017 Annual Stockholders' Meeting Date
The Company's 2017 Annual Meeting of Stockholders will be held on June 14, 2017 at 10am PDT at the Atlantis Casino Resort Spa, located at 3800 South Virginia Street in Reno, Nevada. The record date for stockholders entitled to vote at the Annual Meeting is April 17, 2017.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) plans, objectives and expectations regarding Atlantis Casino Resort Spa and Monarch Casino Black Hawk; and (ii) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Casino Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US Generally Accepted Accounting Principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space, approximately 720 slot machines, 14 table games, a 250 seat buffet-style restaurant, a snack bar and a new, nine story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

- financial tables follow -

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)

                            Three months ended        Twelve months ended
                               December 31,              December 31,
                         ------------------------  ------------------------
                             2016         2015         2016         2015
                         -----------  -----------  -----------  -----------
                         (unaudited)  (unaudited)  (unaudited)
Revenues
  Casino                 $    43,248  $    39,459  $   168,861  $   156,843
  Food and beverage           15,688       14,697       60,269       56,500
  Hotel                        5,336        5,418       23,374       22,629
  Other                        3,250        3,207       11,640       11,198
                         -----------  -----------  -----------  -----------
    Gross revenues            67,522       62,781      264,144      247,170
  Less promotional
   allowances                (11,926)     (11,296)     (47,112)     (44,925)
                         -----------  -----------  -----------  -----------
    Net revenues              55,596       51,485      217,032      202,245
                         -----------  -----------  -----------  -----------

Operating expenses
  Casino                      17,080       16,493       69,529       65,970
  Food and beverage            6,284        5,734       24,627       22,249
  Hotel                        1,793        1,918        7,231        6,787
  Other                          933        1,014        3,855        3,963
  Selling, general and
   administrative             15,604       14,534       57,730       54,779
  Depreciation and
   amortization                3,701        3,776       14,835       15,933
  Loss on disposition of
   assets                          9           29          677            9
                         -----------  -----------  -----------  -----------
    Total operating
     expenses                 45,404       43,498      178,484      169,690
                         -----------  -----------  -----------  -----------

    Income from
     operations               10,192        7,987       38,548       32,555
                         -----------  -----------  -----------  -----------

Other expenses
  Interest expense, net
   of amounts
   capitalized                  (341)        (142)        (616)        (679)
                         -----------  -----------  -----------  -----------
    Total other expense         (341)        (142)        (616)        (679)
                         -----------  -----------  -----------  -----------

    Income before income
     taxes                     9,851        7,845       37,932       31,876
Provision for income
 taxes                        (3,381)      (2,722)     (13,358)     (11,217)
                         -----------  -----------  -----------  -----------
    Net income           $     6,470  $     5,123  $    24,574  $    20,659
                         ===========  ===========  ===========  ===========

Earnings per share of
 common stock
  Net income
    Basic                $      0.37  $      0.30  $      1.42  $      1.22
    Diluted              $      0.36  $      0.29  $      1.39  $      1.19

Weighted average number
 of common shares and
 potential common shares
 outstanding
    Basic                     17,412       17,094       17,305       16,948
    Diluted                   17,815       17,483       17,664       17,335

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In thousands, except shares)

                                                 December 31,  December 31,
                                                     2016          2015
                                                 ------------  ------------
ASSETS                                            (unaudited)
Current assets
  Cash and cash equivalents                      $     26,383  $     21,164
  Receivables, net                                      5,036         3,729
  Income taxes receivable                                 408           611
  Inventories                                           3,097         2,881
  Prepaid expenses                                      4,487         3,402
                                                 ------------  ------------
    Total current assets                               39,411        31,787
                                                 ------------  ------------
Property and equipment
  Land                                                 29,549        29,549
  Land improvements                                     6,914         6,701
  Buildings                                           191,370       150,966
  Buildings improvements                               24,511        23,255
  Furniture and equipment                             134,603       134,704
  Construction in progress                              9,767        37,424
  Leasehold improvements                                2,688         1,347
                                                 ------------  ------------
                                                      399,402       383,946
  Less accumulated depreciation and amortization     (184,503)     (180,792)
                                                 ------------  ------------
    Net property and equipment                        214,899       203,154
                                                 ------------  ------------
Other assets
  Goodwill                                             25,111        25,111
  Intangible assets, net                                5,035         6,200
  Deferred income taxes                                 7,354         7,415
  Other assets, net                                     3,355         1,179
                                                 ------------  ------------
    Total other assets                                 40,855        39,905
                                                 ------------  ------------
      Total assets                               $    295,165  $    274,846
                                                 ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt              $          -  $     40,900
  Accounts payable                                      8,720         6,747
  Construction accounts payable                         2,605         1,407
  Accrued expenses                                     23,795        21,873
                                                 ------------  ------------
    Total current liabilities                          35,120        70,927
                                                 ------------  ------------
Long - term debt                                       26,200             -
                                                 ------------  ------------
      Total liabilities                                61,320        70,927
                                                 ------------  ------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                           -             -
  Common stock, $.01 par value, 30,000,000
   shares authorized;                                     191           191
    19,096,300 shares issued; 17,468,269
     outstanding at December 31, 2016;
    17,202,699 outstanding at December 31, 2015
  Additional paid-in capital                           23,834        22,728
  Treasury stock, 1,628,031 shares at December
   31, 2016; 1,893,601 shares at December 31,
   2015                                               (22,158)      (26,404)
  Retained earnings                                   231,978       207,404
                                                 ------------  ------------
      Total stockholders' equity                      233,845       203,919
                                                 ------------  ------------
      Total liabilities and stockholders' equity $    295,165  $    274,846
                                                 ============  ============

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
               RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
                          (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

                            Three Months Ended        Twelve Months Ended
                               December 31,              December 31,
                         ------------------------  ------------------------
                             2016         2015         2016         2015
                         -----------  -----------  -----------  -----------
    Adjusted EBITDA (1)  $    14,600  $    12,398  $    55,741  $    50,041
Expenses:
  Stock based
   compensation                 (698)        (606)      (1,681)      (1,544)
  Depreciation and
   amortization               (3,701)      (3,776)     (14,835)     (15,933)
  Interest expense, net
   of amount capitalized        (341)        (142)        (616)        (679)
  Loss on disposition of
   assets                         (9)         (29)        (677)          (9)
  Provision for income
   taxes                      (3,381)      (2,722)     (13,358)     (11,217)
                         -----------  -----------  -----------  -----------
    Net income           $     6,470  $     5,123  $    24,574  $    20,659
                         ===========  ===========  ===========  ===========
(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with
    US GAAP or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700
dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com